Exhibit 10.1
EXECUTION COPY

$328,000,000
CREDIT AGREEMENT
among
R.H. DONNELLEY CORPORATION,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of August 23, 2007

J.P. MORGAN SECURITIES INC.,
as Lead Arranger and Bookrunner

i

SCHEDULES:

2.1	Commitments
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Legal Opinion of Jones Day
D-2	Form of Legal Opinion of Robert J. Bush, Esq.
E	Form of Exemption Certificate
F	Form of Promissory Note
G	Form of Prepayment Option Notice

          CREDIT AGREEMENT, dated as of August 23, 2007, among R.H. DONNELLEY CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Recitals
          WHEREAS, the Borrower has entered into an Agreement and Plan of Merger, dated as of July 25, 2007 (the “Merger Agreement”), by and among Business.com, Inc., a Delaware corporation (the “Target”), the Borrower and Patriot Acquisition Merger Sub. Corp., a Delaware corporation and a wholly owned subsidiary of the Borrower (“Merger Sub”), pursuant to which the Borrower will acquire the Target (the “Transaction”);
          WHEREAS, the Transaction will be effected by merging (the “Merger”) the Target with Merger Sub with the Target being the survivor of the Merger; and
          WHEREAS, the Borrower intends to finance the Transaction and the related fees and expenses with up to $328,000,000 of term loans (the “Loans”) to be made pursuant to this Agreement.
          Now, therefore, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acquired Debt”: Debt of a Person existing at the time such Person becomes a Restricted Subsidiary, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary.
          “Acquisition”: (1) the consummation of the acquisition by the Borrower of Centel Directory Company, a Delaware corporation, DirectoriesAmerica, Inc., a Kansas corporation, and Sprint Publishing & Advertising, Inc., a Kansas corporation pursuant to the stock purchase agreement dated as of September 21, 2002, as amended, by and between Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and the Borrower; (2) the acquisition by the Borrower of SBC Communications Inc.’s directory publishing business in Illinois and northwest Indiana pursuant to the Purchase Agreement by and among Ameritech Corporation, Ameritech Publishing, Inc. and the Borrower as of July 28, 2004, as amended; (3) the acquisition by the Borrower of Dex Media pursuant to the Agreement and Plan of Merger, dated as of October 3, 2005, by and among Dex Media, the Borrower and Forward Acquisition Corp., a Delaware corporation, as amended, (4) the Transaction and (5) the purchase by the Borrower or any of its Restricted Subsidiaries of any Capital Stock, bonds, notes, debentures or other debt securities of any Person in a directory publishing business so that such Person becomes a Restricted Subsidiary of the Borrower and any of its Restricted Subsidiaries or the merger into or consolidation with any such Person so that such Person becomes a Restricted Subsidiary of the Borrower, or the purchase of any assets constituting a business unit of any Person in the directory publishing business.
          “Additional Assets”: (a) any property (other than cash, cash equivalents and securities) to be owned by the Borrower or any Restricted Subsidiary and used in a Related Business; or (b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such

Capital Stock by the Borrower or another Restricted Subsidiary from any Person other than the Borrower or an Affiliate of the Borrower; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.
          “Administrative Agent”: as defined in the recitals to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Affiliate Transaction”: as defined in Section 8.5(a).
          “Agreement”: this Credit Agreement.
          “Allocable Excess Proceeds”: as defined in Section 8.4(d).
          “Applicable Margin”: for Eurodollar Loans, 2.00%, and, for Base Rate Loans, 1.00%.
          “Asset Sale”: any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
          (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary),
          (b) all or substantially all of the properties and assets of any division or line of business of the Borrower or any Restricted Subsidiary, or
          (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary;
          other than, in the case of clause (a), (b) or (c) above,
          (1) any disposition by the Borrower or a Restricted Subsidiary to the Borrower, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),
          (2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 8.2,
          (3) any disposition effected in compliance with Section 8.7,
          (4) any disposition of Temporary Cash Investments in the ordinary course of business,

          (5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that are no longer useful in the conduct of the business of the Borrower or any Restricted Subsidiary,
          (6) any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof,
          (7) for purposes of Section 8.4, any disposition the net proceeds of which to the Borrower and its Restricted Subsidiaries do not exceed $5,000,000 in any transaction or series of related transactions,
          (8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries,
          (9) the sale or other disposition of cash or Cash Equivalents, and
          (10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy.
          “Asset Sale Prepayment Offer”: as defined in Section 8.4(d).
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
          “Average Life”: as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by (b) the sum of all such payments.
          “Bankruptcy Law”: Title 11, United States Code, or any similar U.S. Federal or state law.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 11.7(a).

          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Board of Directors”: with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.
          “Board Resolution”: with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.
          “Borrower”: as defined in the preamble to this Agreement.
          “Business”: as defined in Section 5.16(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Lease Obligations”: any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 8.3, a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.
          “Capital Stock”: with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.
          “Capital Stock Sale Proceeds”: the aggregate cash proceeds received by the Borrower from the issuance or sale (other than to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or a Restricted Subsidiary for the benefit of their employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Borrower or any Restricted Subsidiary) by the Borrower of its Capital Stock (including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock (other than Disqualified Stock) after the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
          “Cash Equivalents”: (a) Dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $250,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-1 or Al-1 by Moody’s or S&P, respectively, (f) investments in any U.S. dollar-denominated money market fund as defined by Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 and (g) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).
          “Change of Control”: the occurrence of any of the following events:
          (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Borrower or RHDI (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);
          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the applicable shareholders was approved or ratified by a vote of 66 2/3% of the Board of Directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of such Board of Directors then in office;
          (3) the adoption of a plan relating to the liquidation or dissolution of the Borrower or RHDI; or
          (4) the merger or consolidation of the Borrower or RHDI with or into another Person or the merger of another Person with or into the Borrower or RHDI, or the sale of all or substantially all the assets of the Borrower or RHDI to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower or RHDI, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of the Borrower or RHDI, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;
provided, that a Change of Control shall not be deemed to have occurred solely as a consequence of a merger or consolidation between the Borrower and RHDI, in which case all references in the preceding clauses (2) and (4) to “the Borrower or RHDI” shall henceforth be deemed to refer to the surviving entity of such merger or consolidation.
          Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if, following such event, the surviving entity has an Investment Grade Rating by both Rating Agencies and, in the event that a person acquires Voting Stock of the Borrower, such person has an Investment Grade Rating prior to such acquisition.

          “Change of Control Prepayment Offer”: as defined in Section 8.6(a).
          “Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is August 23, 2007.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment”: as to any Lender, the commitment of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.1 hereto. The original aggregate amount of the Commitments is $328,000,000.
          “Commodity Price Protection Agreement”: in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Consolidated Incremental Depreciation and Amortization”: for any period, the total amount of depreciation and amortization related to the step up in basis required under purchase accounting with respect to the transactions contemplated by any Acquisition for such period on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense”: for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the total interest expense of the Borrower and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by either the Borrower or its Restricted Subsidiaries:
          (a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period,
          (b) amortization of debt discount and debt issuance cost, including commitment fees,
          (c) capitalized interest,

          (d) non-cash interest expense,
          (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,
          (f) net costs associated with Hedging Obligations (including amortization of discounts or fees); provided, however, such costs shall not include any unrealized gain or loss implicit in Hedging Obligations,
          (g) the sum of (a) all Disqualified Stock Dividends and (b) Preferred Stock Dividends with respect to Capital Stock of Subsidiaries,
          (h) interest accruing or paid on any Debt of any other Person to the extent such Debt is guaranteed by the Borrower or any Restricted Subsidiary, or is secured by a Lien on the Borrower’s or any Restricted Subsidiary’s assets, whether or not such interest is paid by the Borrower or such Restricted Subsidiary,
          (i) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Debt Incurred by such plan or trust,
          (j) interest accruing in connection with a Qualified Securitization Transaction, and
          (k) the interest portion of any deferred payment obligation.
          “Consolidated Net Income”: for any period, the consolidated net income (loss) of the Borrower for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:
          (a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:
     (i) the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),
     (ii) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, and
     (iii) the revenue participation income received in connection with the Revenue Participation Agreement shall not be excluded,
          (b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that:
     (i) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and
     (ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,
          (c) any net gain or loss realized upon the sale or other disposition of any property of the Borrower or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,
          (d) any net after-tax extraordinary gain or loss,
          (e) the cumulative effect of a change in accounting principles,
          (f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary, provided that such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of the Borrower,
          (g) 50% of Consolidated Incremental Depreciation and Amortization,
          (h) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any Acquisition, in accordance with GAAP, during the eighteen consecutive months following the consummation of such Acquisition, and
          (i) non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to any Acquisition)
          Notwithstanding the foregoing, for purposes of Section 8.2 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to Section 8.2(a)(iii)(D) thereof.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Credit Facilities”: the RHDI Credit Facility and the Dex Media Credit Facilities.
          “Currency Exchange Protection Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

          “Custodian”: any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          “Debt”: with respect to any Person on any date of determination (without duplication):
          (a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:
     (i) debt of such Person for money borrowed, and
     (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
          (b) all Capital Lease Obligations of such Person;
          (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);
          (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);
          (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends for any current period not yet payable);
          (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;
          (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or the amount of the obligation so secured; and
          (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).
          The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:
     (i) zero if such Hedging Obligation has been Incurred pursuant to Section 8.1(b)(vi), 8.1(b)(vii) or 8.1(b)(viii).
     (ii) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.
          For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to this Agreement at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Dex Media”: Dex Media, Inc., a Delaware corporation.
          “Dex Media Credit Facilities”: the Dex Media East Credit Facility and the Dex Media West Credit Facility.
          “Dex Media East”: Dex Media East LLC, a Delaware limited liability company.
          “Dex Media East Credit Facility”: that certain Credit Agreement, dated as of November 8, 2002, as amended and restated as of January 31, 2006, among Dex Media, Dex Media East, Inc., Dex Media East, as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.
          “Dex Media Existing Notes”: collectively, (a) the Dex Media 9% Senior Notes due 2013 and (b) the Dex Media 8% Senior Notes due 2013, in each case outstanding on the Closing Date.
          “Dex Media Subsidiaries Existing Notes”: collectively, (a) the Dex Media West 8.5% Senior Notes due 2010, (b) the Dex Media West 9.875% Senior Subordinated Notes due 2013, (c) the Dex Media West 5.875% Senior Notes due 2011, (d) the Dex Media East 9.875% Senior Notes due 2009 and (e) the Dex Media East 12.125% Senior Subordinated Notes due 2012, in each case, outstanding on the Closing Date.
          “Dex Media West”: Dex Media West LLC, a Delaware limited liability company.

          “Dex Media West Credit Facility”: that certain Credit Agreement, dated as of September 9, 2003, as amended and restated as of January 31, 2006, among Dex Media, Dex Media West, Inc., Dex Media West, as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.
          “Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:
          (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
          (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or
          (c) convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the maturity of the Loans; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the maturity of the Loans shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Capital Stock than the provisions of this Agreement with respect to a Change of Control and such Capital Stock specifically provides that the Borrower will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Borrower’s completing a Change of Control Prepayment Offer.
          “Disqualified Stock Dividends”: all dividends with respect to Disqualified Stock of the Borrower held by Persons other than a wholly owned Restricted Subsidiary of the Borrower.
          “Dividend Yield”: the aggregate dollar amount of the cash dividends paid on the Borrower’s common stock or equivalent, per share, during any 12-month period divided by the Market Price per share of the Borrower’s common stock or equivalent averaged over the trading days of such period up to and including the trading day before the date of a resolution of the Board of Directors of the Borrower declaring the payment of the cash dividend.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “EBITDA”: with respect to any Person, for any period:
          (a) the sum of an amount equal to Consolidated Net Income of such Person for such period, plus (without duplication) the following to the extent Consolidated Net Income has been reduced thereby for such period:

     (i) the provisions for taxes based on income or profits or utilized in computing net loss,
     (ii) Consolidated Interest Expense,
     (iii) depreciation,
     (iv) amortization,
     (v) non-recurring losses or expenses, and
     (vi) any other non-cash items (provided that any such non-cash item that represents an accrual of or reserve for cash expenditures in any future period shall be deducted in such future period); minus
          (b) (x) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) and (y) all non-recurring gains for such period.
     Notwithstanding the foregoing clause, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income. The calculation of EBITDA shall not include any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting, in accordance with GAAP, during the eighteen consecutive months following the consummation of the relevant Acquisition (it being understood that clause (h) of Consolidated Net Income shall not apply) (without duplication).
          “Environment”: any indoor or outdoor surface, soil, surface waters, groundwaters, land, sediments, surface or subsurface strata, ambient air and any other environment medium or occupied space.
          “Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, natural resources or the Environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR 01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Exchange Act”: the U.S. Securities Exchange Act of 1934.
          “Existing Notes”: collectively, the RHD Existing Notes, the RHDI Existing Notes, the Dex Media Existing Notes and the Dex Media Subsidiaries Existing Notes.
          “Fair Market Value”: with respect to any property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,
          (a) if such property has a Fair Market Value equal to or less than $25,000,000, by any Responsible Officer of the Borrower, or
          (b) if such property has a Fair Market Value in excess of $25,000,000, by a majority of the Board of Directors of the Borrower and evidenced by a Board Resolution dated within 30 days of the relevant transaction.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Restricted Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Government Obligation”: any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “guarantee” or “Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or
          (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) a contractual commitment by one Person to invest in another

Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”
          The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.
          “Hedging Obligations”: with respect to any Person, any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
          “Incur”: with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal, and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt, provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends is capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.
          “Indemnified Liabilities”: as defined in Section 11.5.
          “Indemnitee”: as defined in Section 11.5.
          “Independent Financial Advisor”: an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required; provided that such firm or appraiser is not an Affiliate of the Borrower.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan with an Interest Period of three months or less, the last day of such

Interest Period, and as to any Eurodollar Loan with an Interest Period longer than three months, each day that is three months (and, if applicable, each day that is six months) after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Interest Rate Agreement”: for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.
          “Investment”: with respect to any Person, any loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by this Agreement), advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees in the ordinary course of business) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 8.2 and 8.8 and the definition of “Restricted Payment,” “Investment” shall include the Fair Market Value of the Investment of the Borrower and any Restricted Subsidiary in any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to the Borrower’s equity interest in such Subsidiary) of an amount (if positive) equal to:

          (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less
          (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the Investment of the Borrower and any Restricted Subsidiary in such Subsidiary at the time of such redesignation.
          In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its Fair Market Value at the time of such Investment.
          “Investment Grade Rating”: a rating equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s or BBB— (with a stable or better outlook) (or the equivalent) by S&P.
          “Lead Arranger”: as defined in the recitals to this Agreement.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Leverage Ratio”: the ratio of:
          (a) the outstanding Debt of the Borrower and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP, to
          (b) the LTM Pro Forma EBITDA.
          “Lien”: with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction)..
          “Loans”: as defined in the recitals to this Agreement.
          “Loan Documents”: this Agreement, the Promissory Notes and any other agreement designated by the Borrower and the Administrative Agent as a “Loan Document” hereunder, to the extent and for the purposes provided in such designation.
          “LTM Pro Forma EBITDA”: Pro Forma EBITDA for the four most recent consecutive fiscal quarters prior to the date of determination for which financial statements are available and have been delivered to the Administrative Agent pursuant to Section 7.1.
          “Market Price”: with respect to the Borrower’s common stock or equivalent (the “security”) on any date of determination, (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date, (ii) if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed, (iii) if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market, (iv) if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Borrower, (v) if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security, or (vi) if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of such securities.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), contingent liabilities or material agreements of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Merger Agreement”: as defined in the recitals to this Agreement.
          “Merger Sub”: as defined in the recitals to this Agreement.
          “Moody’s”: Moody’s Investor Services, Inc. and any successor to its rating agency business.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Available Cash”: with respect to any Asset Sale, cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:
          (a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,
          (b) all payments made on any Debt that is secured by any property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,
          (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,
          (d) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; and
          (e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property disposed in such Asset Sale and retained by the Borrower or any Restricted Subsidiary after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.
          “Non-Excluded Taxes”: as defined in Section 4.10(a).
          “Non-Recourse Debt”: debt as to which neither the Borrower nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Borrower or its Restricted Subsidiaries, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.
          “Non-U.S. Lender”: as defined in Section 4.10(d).
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or Lead Arranger or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter Incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or Lead Arranger or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Officer”: the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the Borrower.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 11.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Asset Swap”: any transfer of properties or assets by the Borrower or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that the aggregate fair market value (as determined in good faith by the Board of Directors of the Borrower) of the property or assets being transferred by the Borrower or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Borrower) of the property or assets received by the Borrower or such Restricted Subsidiary in such exchange.

          “Permitted Debt”: as defined in Section 8.1(b).
          “Permitted Investment”: any Investment by the Borrower or a Restricted Subsidiary in:
          (a) the Borrower, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, any Acquisition,
          (b) Temporary Cash Investments,
          (c) receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances,
          (d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,
          (e) loans and advances to employees, directors and consultants made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $10,000,000 at any one time outstanding,
          (f) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Borrower or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor,
          (g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 8.4,
          (h) the Existing Notes from time to time outstanding (including any additional Existing Notes issued after the Closing Date),
          (i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case, permitted under Section 8.1,
          (j) Investments in existence on the Closing Date and any permitted Refinancing thereof,
          (k) a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets,
          (l) in any Person to the extent that the consideration for such Investment consists of Capital Stock of the Borrower,
          (m) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business,

          (n) other Investments that do not exceed $500,000,000 outstanding at any one time in the aggregate,
          (o) any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default,
          (p) a Securitization Entity or any Investment by Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity is in the form of (1) a purchase money note, (2) any equity interests, (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it, or (4) interests in accounts receivable generated by the Borrower or Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable, and
          (q) negotiable instruments held for deposit or collection in the ordinary course of business.
          “Permitted Liens”:
          (a) Liens securing the Loans;
          (b) Liens to secure Debt of a Restricted Subsidiary Incurred under Section 8.1(a) or guarantees by the Borrower of any such Debt;
          (c) Liens to secure Debt Incurred under Section 8.1(b)(ii);
          (d) Liens to secure Debt permitted to be Incurred under Section 8.1(b)(iv), provided that any such Lien may not extend to any property of the Borrower or any Restricted Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such property;
          (e) Liens on the Capital Stock or property of a Restricted Subsidiary securing Debt of a Restricted Subsidiary permitted to be secured under this Agreement;
          (f) Liens for taxes, assessments or governmental charges or levies on the property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;
          (g) Liens imposed by law, such as statutory Liens of landlords’ carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Borrower or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

          (h) Liens on the property of the Borrower or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Borrower and the Restricted Subsidiaries taken as a whole;
          (i) Liens on property at the time the Borrower or any Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Borrower or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Borrower or any Restricted Subsidiary;
          (j) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Borrower or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;
          (k) pledges or deposits by the Borrower or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;
          (l) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;
          (m) any provision for the retention of title to any property by the vendor or transferor of such property which property is acquired by the Borrower or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Borrower or a Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;
          (n) Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default, and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;
          (o) any Lien securing Debt permitted to be Incurred under any Hedging Obligations pursuant to Section 8.1 or any collateral for such Debt to which the Hedging Obligations relate;
          (p) liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;
          (q) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any real property leased by the Borrower or any Restricted Subsidiary or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;
          (r) Liens existing on the Closing Date not otherwise described in clauses (a) through (q) above;
          (s) Liens in favor of the Borrower or any Restricted Subsidiary;
          (t) Liens on assets of a Securitization Entity Incurred in connection with a Qualified Securitization Transaction; and
          (u) Liens on the property of the Borrower or any Restricted Subsidiary to secure any Refinancing of Debt, in whole or in part, secured by any Lien described in the foregoing clauses (i), (j) or (t), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Debt being Refinanced.
          “Permitted Refinancing Debt”: any Debt that Refinances any other Debt, including any successive Refinancings, so long as:
          (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and (2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,
          (b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,
          (c) in the case of the Refinancing of term Debt, the Stated Maturity of the Debt being Incurred is no earlier than the Stated Maturity of the Debt being Refinanced, and
          (d) in the case of the Refinancing of Debt of the Borrower, (1) the new Debt shall not be senior in right of payment of the Debt being Refinanced, and (2) if the Debt being Refinanced constitutes Subordinated Obligations of the Borrower, the new Debt shall be subordinated to the Loans at least to the same extent as the Subordinated Obligations;
provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary that Refinances Debt of the Borrower, or (y) Debt of the Borrower or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Preferred Stock”: any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
          “Preferred Stock Dividends”: all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Borrower or a wholly owned Restricted Subsidiary of the Borrower.
          “Prepayment Date”: as defined in Section 8.4(e).
          “Prepayment Option Notice”: as defined in Section 8.4(e).
          “Pro Forma EBITDA”: for any period, the EBITDA of the Borrower and its consolidated Restricted Subsidiaries after making the following adjustments (without duplication):
          (a) pro forma effect shall be given to any Asset Sales or Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any other acquisition of property at any time on or subsequent to the first day of the period and on or prior to the date of determination as if such Asset Sale, Investment or other acquisition had occurred on the first day of the period. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X under the U.S. Securities Act of 1933 (as in effect on the Closing Date). In addition, since the beginning of the period, if any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable period; and
          (b) in the event that pro forma effect is being given to any Repayment of Debt, Pro Forma EBITDA for such period shall be calculated as if the Borrower or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.
          “Promissory Notes”: the collective reference to any promissory note evidencing Loans.
          “Properties”: as defined in Section 5.16(a).
          “Purchase Money Debt”: Debt secured by a Lien (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the property being financed, and (b) Incurred to finance the acquisition, construction or lease by the Borrower or a Restricted Subsidiary of such property, including additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction or lease of such property by the Borrower or such Restricted Subsidiary.
          “Qualified Securitization Transaction”: any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any

Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Borrower or of any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.
          “Rating Agencies”: Moody’s or S&P or, if neither Moody’s nor S&P shall make a rating on the RHD Existing Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.
          “Receivables and Related Assets”: means any account receivable (whether now existing or arising thereafter) of the Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.
          “Refinance”: in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Register”: as defined in Section 11.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Related Business”: any business that is related, ancillary or complementary to the business of the Borrower or any of its Subsidiaries on the Closing Date or any reasonable extension, development or expansion of the business of the Borrower or its Subsidiaries, including any business acquired pursuant to any Acquisition, including without limitation the business of the Target and its Subsidiaries.
          “Release”: any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emitting, emptying, escaping or leaching of any Materials of Environmental Concern into the Environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Materials of Environmental Concern).
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Repay”: in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 8.4 and the definition of “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.
          “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28,         .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payment”:
          (a) any dividend or distribution (whether made in cash, securities or other property) declared or paid by the Borrower or any Restricted Subsidiary on or with respect to any shares of Capital Stock of the Borrower or any Restricted Subsidiary, except for any dividend or distribution that is made solely to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a wholly owned Restricted Subsidiary of the Borrower, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of the Borrower;
          (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Borrower that is not Disqualified Stock);
          (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);
          (d) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any of the RHD Existing Notes (other than in accordance with any asset sale or change of control prepayment offer required under the RHD Existing Notes Indentures);
          (e) any Investment (other than (i) Permitted Investments and (ii) subject to Section 8.10, guarantees by Restricted Subsidiaries of Debt Incurred pursuant to Section 8.1 in any Person; or
          (f) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than the Borrower or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of the Borrower, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Borrower and the other Restricted Subsidiaries.
          “Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

          “Revenue Participation Agreement”: the Revenue Participation Agreement, dated as of August 19, 1997, between Apil Partners Partnership and the Borrower.
          “RHD Existing Notes”: collectively, (a) the Borrower’s 6.875% Senior Notes due 2013, (b) the Borrower’s 6.875% Series A-1 Senior Discount Notes due 2013, (c) the Borrower’s 6.875% Series A-2 Senior Discount Notes due 2013 and (d) the Borrower’s 8.875% Series A-3 Senior Notes due 2016, in each case outstanding on the Closing Date.
          “RHD Existing Notes Indentures”: collectively, (a) the Indenture, dated as of January 27, 2006, between the Borrower, as Issuer, and The Bank of New York, as Trustee, (b) the Indenture, dated as of January 27, 2006 between the Borrower (as successor to R.H. Donnelley Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, (c) the Indenture, dated as of January 27, 2006 between the Borrower (as successor to R.H. Donnelley Finance Corporation III), as Issuer, and The Bank of New York, as Trustee, and (d) the Indenture, dated as of January 14, 2005, between the Borrower, as Issuer, and The Bank of New York, as Trustee, under which the respective RHD Existing Notes were issued.
          “RHDI”: R.H. Donnelley Inc., a Delaware corporation.
          “RHDI Credit Facility”: the Second Amended and Restated Credit Agreement, dated as of December 13, 2005, among the Borrower, RHDI, as borrower, the lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent, as amended, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.
          “RHDI Existing Notes”: collectively, the RHDI Senior Notes and the RHDI Senior Subordinated Notes.
          “RHDI Senior Notes”: the RHDI 8.875% Senior Notes due 2010 outstanding on the Closing Date.
          “RHDI Senior Subordinated Notes”: the RHDI 10.875% Senior Subordinated Notes due 2012 outstanding on the Closing Date.
          “S&P”: Standard and Poor’s Ratings Services and any successor to its rating agency business.
          “SEC”: the Securities and Exchange Commission.
          “Securitization Entity”: a wholy owned Restricted Subsidiary (or a wholly owned Subsidiary of another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity and:

          (a) no portion of the Debt or any other obligations (contingent or otherwise) of which:
          (1) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);
          (2) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or
          (3) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
          (b) with which neither the Borrower nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and
          (c) to which neither the Borrower nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
          Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to the designation and certificate of an Officer certifying that the designation complied with the preceding conditions and was permitted by this Agreement.
          “Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.
          “Stated Maturity”: (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
          “Subordinated Obligation”: any Debt of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Loans pursuant to a written agreement to that effect.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Supermajority Lenders”: at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.
          “Surviving Person”: as defined in Section 8.7(a)(i).
          “Target”: as defined in the recitals to this Agreement.
          “Temporary Cash Investments”:
          (a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof, and constituting a general obligation of the United States;
          (b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the U.S. Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or, in the case of foreign Subsidiaries of the Borrower, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500,000,000 (or the foreign currency equivalent thereof);
          (c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;
          (d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500,000,000; provided that the short-term debt of such commercial bank has a rating, at the time of investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;
          (e) repurchase obligations and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;
          (f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;
          (g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and
          (h) interests in mutual funds with a rating of AAA- or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” or “P-2” and which are managed by a bank meeting the qualifications in clause (b) above.
          “Term Percentage”: as to any Lender at any time, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all the Loans then outstanding (or, at any time prior to the making of the Loans, the percentage which the amount of such Lender’s Commitment then in effect constitutes of the aggregate amount of all the Commitments then in effect).
          “Transaction Documentation”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower that at the time of determination will be designated as an Unrestricted Subsidiary as permitted or required pursuant to Section 8.8 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and (b) any Subsidiary of an Unrestricted Subsidiary.
          “Voting Stock”: with respect to any Person, all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1. Commitments. Subject to the terms and conditions hereof, each Lender agrees to make a Loan to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Commitment. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          2.2. Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 5:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date in the event the Loans requested to be made on such date shall be Base Rate Loans or (ii) 11:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date in the event the Loans requested to be made on such date shall be Eurodollar Loans) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Loan requested to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of the Funding Office of the Administrative Agent with the aggregate of the amounts of Loans made available to the Administrative Agent by the Lenders.
          2.3. Repayment of Loans. The Loans of each Lender shall mature on December 31, 2011.

          2.4. Fees. The Borrower agrees to pay to the Administrative Agent and the Lead Arranger the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Administrative Agent and the Lead Arranger.
SECTION 3. [RESERVED.]
SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS
          4.1. Optional Prepayments.
          The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the date thereof, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
          4.2. [Reserved]
          4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted to a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.
          4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
          4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata among the Lenders in accordance with their respective Term Percentages.
          (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.
          (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, which notice shall set forth in reasonable detail the basis for the calculation of such amounts.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible after payment thereof the Borrower shall send to the Administrative Agent for its own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).
          4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) does not consent to any amendment to the Loan Documents which is otherwise approved by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Promissory Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender (and in turn notice to the Borrower by the Administrative Agent), the Borrower will execute and deliver to such Lender a Promissory Note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount.
          4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          5.1. Financial Condition. The audited consolidated balance sheets of the Borrower as of December 31, 2004, December 31, 2005 and December 31, 2006 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as of June 30, 2007, and the related unaudited consolidated statements of operations, cash flows and changes in shareholders equity for the six months then ended, present fairly in all material respects the consolidated financial condition of the Borrower as of such date, and the consolidated statements of operations and of cash flows for the six months then ended (subject to normal year-end audit adjustments). All such consolidated financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected). During the period from December 31, 2006 to and including the date hereof there has been no disposition by the Borrower or any of its Subsidiaries of any material part of its business or property.

          5.2. No Change. Since December 31, 2006, there has been no development, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect.
          5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (c) and (d), except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4. Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect.
          5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent the failure to do so could not reasonably be expected to have a

Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 8.3.
          5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.
          5.10. Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          5.12. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          5.13. Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to Incur Debt.
          5.14. [Reserved].

          5.15. Use of Proceeds. The proceeds of the Loans shall be used to finance the Transaction and pay related fees and expenses in connection therewith and for general corporate purposes.
          5.16. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no Release or threat of Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          5.17. Accuracy of Information, etc. No statement or information contained in this Agreement or any other document, certificate or statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, provided that any projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. On the date hereof, there is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in any of the other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.
          5.18. [Reserved].
          5.19. Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the Incurrence of all Debt hereunder will be and will continue to be, Solvent.
          5.20. [Reserved].
          5.21. [Reserved].
          5.22. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Transaction Documentation, including any amendments, supplements or modifications with respect thereto.
SECTION 6. CONDITIONS PRECEDENT
          6.1. Conditions to Effectiveness of Agreement and Initial Extensions of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender.
     (b) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and a long form good standing certificate of the Borrower from its jurisdiction of organization.
     (c) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
          (i) the legal opinion of Jones Day, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit D-1; and
          (ii) the legal opinion of Robert J. Bush, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit D-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

     (d) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying as to the solvency of the Borrower on the Closing Date.
     (e) Representations and Warranties. Each of the representations and warranties made by the Borrower in Sections 5.4 and 5.5 shall be true and correct in all material respects (it being understood that, notwithstanding anything contained herein to the contrary, no other representations and warranties shall be made on the Closing Date).
     (f) Transaction. The Transaction shall have been consummated in accordance with the Merger Agreement (which consummation shall occur substantially simultaneously with the Closing Date), and no material provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Lenders without the consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned. After giving effect to the Transaction, the Target shall be a direct wholly-owned subsidiary of the Borrower with no other indebtedness.
SECTION 7. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall, and the Borrower shall cause each of its Subsidiaries to:
          7.1. Financial Statements. Furnish to the Administrative Agent (with copies for each Lender):
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, on or prior to the date on which the Borrower is required to file its annual report on Form 10-K (or successor form) with the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity for such year, setting forth in each case in comparative form the figures for the previous year on a GAAP basis, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit or other material qualification or exception, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, if earlier, not later than the date on which the Borrower is required to file such quarterly report on Form 10-Q (or successor form) with the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter and statements of changes in shareholders’ equity and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year on a GAAP basis, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects, shall be prepared in reasonable detail and, except as otherwise indicated above, shall be in accordance with GAAP or applicable rules and regulations of the SEC (in the case of pro forma and pro forma adjusted financial information) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          7.2. Certificates; Other Information. Furnish to the Administrative Agent (with copies for each Lender) (or, in the case of clause (g), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower;
     (c) if the Borrower is not then a reporting company under the Exchange Act within 45 days after the end of each fiscal quarter of the Borrower or 90 days in the case of the last fiscal quarter of each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
     (d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to any RHD Existing Notes Indenture;
     (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information, including, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, and compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may from time to time reasonably request.
          7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          7.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.7 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member which could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
SECTION 8. OTHER COVENANTS
          The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:
          8.1. Limitation on Debt. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that the Borrower and its Restricted Subsidiaries may Incur Debt and Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of the Borrower and the Restricted Subsidiaries (on a consolidated basis) would not exceed 7.25 to 1.0.
          (b) Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:
     (i) Debt of the Borrower pursuant to any Loan Document;
     (ii) Debt under the Credit Facilities and guarantees of such Debt by the Borrower and the other guarantors under the Credit Facilities; provided that the aggregate principal amount of all such Debt under the Credit Facilities shall not exceed $6,000,000,000 less the amount of any permanent mandatory repayments made under the Credit Facilities (and, in the case of any revolving subfacilities thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;
     (iii) the Existing Notes and their related guarantees, if any;
     (iv) Debt of the Borrower or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that (A) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the property acquired, constructed or leased, and (B) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (iv)) does not exceed $150,000,000;
     (v) Debt of the Borrower owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (v) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Loans;
     (vi) Debt under Interest Rate Agreements entered into by the Borrower or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Borrower or any Restricted Subsidiary and not for

speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this Section 8.1;
     (vii) Debt under Currency Exchange Protection Agreements entered into by the Borrower or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Borrower or any Restricted Subsidiary in the ordinary course of the financial management of the Borrower or any Restricted Subsidiary and not for speculative purposes;
     (viii) Debt under Commodity Price Protection Agreements entered into by the Borrower or a Restricted Subsidiary in the ordinary course of the financial management of the Borrower or any Restricted Subsidiary and not for speculative purposes;
     (ix) Debt of the Borrower or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by the Borrower or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by the Borrower or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of the Borrower or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;
     (x) Debt of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;
     (xi) Debt of the Borrower or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with any acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Borrower and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;
     (xii) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Borrower and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-Recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;
     (xiii) Debt of the Borrower or a Restricted Subsidiary consisting of a guarantee of or a Lien securing Debt of the Borrower or a Restricted Subsidiary, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this Section 8.1, but subject to compliance with the other provisions described under Article 8;

     (xiv) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;
     (xv) Debt of the Borrower or any Restricted Subsidiary outstanding on the Closing Date not otherwise described in clauses (i) through (xiv) above;
     (xvi) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;
     (xvii) Permitted Refinancing Debt; and
     (xviii) Debt of the Borrower or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $400,000,000 in the aggregate for all such Debt and Disqualified Stock.
     For the purposes of determining compliance with this Section 8.1, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to Section 8.1(a), the Borrower in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this Section 8.1.
     Debt permitted by this Section 8.1 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 8.1 permitting such Debt.
     For the purposes of determining any particular amount of Debt under this Section 8.1, (a) guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the Lenders that are permitted in Section 8.3 will not be treated as Debt.
     For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial Incurrence.
     If obligations in respect of letters of credit are incurred pursuant to the Credit Facilities and are being treated as Incurred pursuant to clause (ii) of the second paragraph of this Section 8.1 and the letters of credit relate to other Debt then such other Debt shall be deemed not Incurred.
          8.2. Limitation on Restricted Payments. (a) The Borrower shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:
     (i) a Default or Event of Default shall have occurred and be continuing;

     (ii) the Borrower could not Incur at least $1.00 of additional Debt pursuant to Section 8.1; or
     (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since December 3, 2002 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:
(A) 100% of EBITDA accrued on a cumulative basis during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been delivered to the Administrative Agent pursuant to Section 7.1 (or if the aggregate amount of EBITDA for such period shall be a deficit, minus 100% of such deficit) less 1.4 times Consolidated Interest Expense, plus
(B) 100% of Capital Stock Sale Proceeds and cash capital contributions to the Borrower, plus (without duplication)
(C) the sum of: (x) the aggregate net cash proceeds received by the Borrower or any Restricted Subsidiary from the issuance or sale after December 3, 2002 of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Borrower, and (y) the aggregate amount by which Debt (other than Subordinated Obligations) of the Borrower or any Restricted Subsidiary is reduced on the Borrower’s consolidated balance sheet on or after December 3, 2002 upon the conversion or exchange of any Debt issued or sold on or after December 3, 2002 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower, together with, in the cases of both (x) and (y), the aggregate net cash proceeds received by the Borrower at the time of such conversion or exchange, but excluding, in the case of clause (x) or (y): (a) any such Debt issued or sold to the Borrower or a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or such Restricted Subsidiary for the benefit of its employees and (b) the aggregate amount of any cash or other property distributed by the Borrower or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)
(D) an amount equal to the sum of: (x) the net reduction in Investments in any Person other than the Borrower or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of property or any other disposition or repayment of such Investments, in each case to the Borrower or any Restricted Subsidiary from any Person (other than the Borrower or a Restricted Subsidiary), less the cost of the disposition of such Investments, and (y) the Fair Market Value of the Investment of the Borrower and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum described in paragraph (D) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person.

          (b) Notwithstanding the foregoing limitation, the Borrower may:
     (i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with this Agreement (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);
     (ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Borrower or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Borrower or any Restricted Subsidiary) or a capital contribution to the Borrower; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to Section 8.2(a)(iii)(B) above;
     (iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of the Borrower (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Borrower or any Restricted Subsidiary) or a capital contribution to the Borrower or Subordinated Obligations; provided, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to Section 8.2(a)(iii)(B) above;
     (iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of the Borrower in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;
     (v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the

Borrower under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, that the aggregate amount of such repurchases and other acquisitions shall not exceed $20,000,000 in any calendar year plus any proceeds received by the Borrower in respect of “key-man” life insurance (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to 8.2(a)(iii)(B) or Section 8.2(b)(ii) above;
     (vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);
     (vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided, that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of Section 8.2(a)(iii)(B) above;
     (viii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of the Borrower at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to Section 8.6 in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Borrower has made the Change of Control Prepayment Offer required by this Agreement and has prepaid the Loans to the extent required by Section 8.6(b) hereof; provided, further, that such payments shall be included in the calculation of Restricted Payments;
     (ix) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by Section 8.4, and using the Net Available Cash generated from such Asset Sale, repurchase the RHD Existing Notes or any Subordinated Obligation or Disqualified Stock of the Borrower at a purchase price not greater than 100% of the principal amount or liquidation preference of such RHD Existing Notes, Subordinated Obligation or Disqualified Stock pursuant to a provision similar to Section 8.4 in the documents governing such RHD Existing Notes, Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Borrower has made the Asset Sale Prepayment Offer required by this Agreement and has prepaid the Loans to the extent required by Section 8.4(d) hereof; provided, further, that such payments shall be included in the calculation of Restricted Payments;
     (x) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this Section 8.2(b)(x) since January 27, 2006, does not exceed $100,000,000, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be excluded in the calculation of Restricted Payments;

     (xi) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on the Borrower’s common stock or equivalent in an amount not to exceed a Dividend Yield of 3% (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments); and
     (xii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of the Borrower.
          The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.
          8.3. Limitation on Liens. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its property (including Capital Stock of a Restricted Subsidiary and inter-company notes), whether owned at the Closing Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures any Debt, unless:
     (i) in the case of a Lien securing Subordinated Obligations, the Loans are secured by a Lien on such property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and
     (ii) in all other cases, the Loans are equally and ratably secured by a Lien on such property or such interest therein or profits therefrom for so long as such Debt is so secured.
          8.4. Limitation on Asset Sales. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:
     (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property subject to such Asset Sale;
     (ii) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to the Borrower or such Restricted Subsidiary in connection with such Asset Sale is in the form of (a) cash or Cash Equivalents; (b) the assumption by the purchaser of liabilities of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans) as a result of which the Borrower and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (c) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt; or (d) a combination of the consideration specified in clauses (a) through (c); and
     (iii) the Borrower delivers a certificate from an Officer to the Administrative Agent certifying that such Asset Sale complies with the foregoing clauses (i) and (ii).
          (b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Borrower or a Restricted Subsidiary, to the extent the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Debt):

     (i) to permanently prepay or permanently repay (i) any Debt under the Credit Facilities (and to correspondingly reduce commitments with respect thereto), (ii) Debt that ranks pari passu with the Loans, including the RHD Existing Notes (provided that if the Borrower shall so reduce obligations under such Debt, it will equally and ratably reduce obligations under the Loans by making an offer to prepay the Loans in accordance with paragraph (d) below), (iii) Debt of a Restricted Subsidiary, in each case other than Debt owed to the Borrower or an Affiliate of the Borrower; provided, that if an offer to purchase any Debt of RHDI or any of its Restricted Subsidiaries is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer or (iv) Debt which shall have been secured by the assets sold in the relevant Asset Sale (except as provided in clauses (i), (ii) or (iii)); and/or
     (ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary).
          (c) Any Net Available Cash from an Asset Sale not applied in accordance with Section 8.4(b) within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, the Borrower or any Restricted Subsidiary may temporarily reduce Debt under the revolving portion of the Credit Facilities or otherwise invest such Net Available Cash in Temporary Cash Investments.
          (d) When the aggregate amount of Excess Proceeds exceeds $100,000,000, the Borrower will be required to make an offer to prepay (the “Asset Sale Prepayment Offer”) the Loans and any other pari passu Debt (including the RHD Existing Notes) outstanding with similar provisions requiring an offer to purchase or prepay such Debt, as applicable, with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at 100% of the principal amount thereof, plus accrued and unpaid interest to the prepayment date or purchase date, as applicable, in accordance with the procedures set forth herein or therein, as applicable. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Lenders have been given the opportunity to accept repayment of their Loans in accordance with this Agreement, the Borrower or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by this Agreement and the amount of Excess Proceeds will be reset to zero.
          The term “Allocable Excess Proceeds” will mean the product of:
          (i) the Excess Proceeds and
          (ii) a fraction, (1) the numerator of which is the aggregate principal amount of the Loans outstanding on the date of the Asset Sale Prepayment Offer, together with any accrued and unpaid interest, and (2) the denominator of which is the sum of the aggregate principal amount of the Loans outstanding on the date of the Asset Sale Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of the Borrower outstanding on the date of the Asset Sale Prepayment Offer that is pari passu in right of payment with the Loans and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section 8.4 and requiring the Borrower to make an offer to prepay such Debt at substantially the same time as the Asset Sale Prepayment Offer (subject to proration).

          (e) On the date on which an Asset Sale Prepayment Offer is required to be made pursuant to paragraph (d) above, the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each a “Prepayment Option Notice”). As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice in the form of Exhibit G and shall include an offer by the Borrower to prepay on the date (each a “Prepayment Date”) that is 4 Business Days after the date of the Prepayment Option Notice, the Loans of such Lender by an amount equal to the portion of the prepayment amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loans. Any Lender which wishes to accept any or all of the prepayment applicable to its Loans shall be required to execute and return the Prepayment Option Notice to the Administrative Agent no later than 5:00 P.M., New York City time, on the date that is 3 Business Days after the date of the Prepayment Option Notice. On the Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have accepted prepayment as described above.
          (f) Notwithstanding anything to the contrary contained herein, the Borrower shall be required to make an Asset Sale Prepayment Offer pursuant to this Section 8.4 only to the extent then permitted under the RHDI Credit Facility; provided, that the Borrower shall use its commercially reasonable efforts to obtain any consents necessary under the RHDI Credit Facility to permit it to make such Asset Sale Prepayment Offer.
          8.5. Limitation on Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”), unless:
     (i) the terms of such Affiliate Transaction are (x) set forth in writing, and (y) no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower;
     (ii) if such Affiliate Transaction involves aggregate payments or value in excess of $20,000,000, the Board of Directors of the Borrower (including a majority of the disinterested members of the Board of Directors of the Borrower or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(i)(y) of this Section as evidenced by a Board Resolution; and
     (iii) if such Affiliate Transaction involves aggregate payments or value in excess of $100,000,000, the Borrower obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Borrower and the Restricted Subsidiaries, taken as a whole.
          (b) Notwithstanding the foregoing limitation, the Borrower or any Restricted Subsidiary may make, enter into or suffer to exist the following:
     (i) any transaction or series of transactions between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

     (ii) any Restricted Payment permitted to be made pursuant to Section 8.2 or any Permitted Investment;
     (iii) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
     (iv) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of the Borrower in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;
     (v) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $50,000,000 in the aggregate at any one time outstanding;
     (vi) any agreement as in effect on the Closing Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the Lenders in any material respect) or any transaction contemplated thereby;
     (vii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided, that such transactions are approved by a majority of the Board of Directors of the Borrower in good faith (including a majority of disinterested directors of the Board of Directors of the Borrower, or if there is only one disinterested director, such director);
     (viii) the issuance and sale of Capital Stock (other than Disqualified Stock) of the Borrower; and
     (ix) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.
          8.6. Prepayment Offer Upon a Change of Control.
     (a) Upon the occurrence of a Change of Control, the Borrower will be required to make an offer to prepay the Loans (a “Change of Control Prepayment Offer”) at 100% of the principal amount thereof, plus accrued and unpaid interest to the Prepayment Date, in accordance with the procedures set forth herein.
     (b) On the date of the occurrence of a Change of Control or, at the Borrower’s option, prior to the consummation of such Change of Control but after it is publicly announced, the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a Prepayment Option Notice. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice and shall include an offer by the Borrower to prepay on the Prepayment Date all outstanding Loans of such Lender at 100% of the principal amount thereof, plus accrued and unpaid interest to the Prepayment Date. Any Lender which wishes to accept any or all of the prepayment applicable to its Loans shall be required to execute and return the Prepayment Option Notice to the Administrative Agent no later than 5:00 P.M., New York City time, on the date that is 3 Business Days after the date of the Prepayment Option Notice. On the Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have accepted prepayment as described above.
     (c) Notwithstanding anything to the contrary contained herein, the Borrower shall be required to make a Change of Control Prepayment Offer pursuant to this Section 8.6 only to the extent then permitted under the RHDI Credit Facility; provided, that the Borrower shall use its commercially reasonable efforts to obtain any consents necessary under the RHDI Credit Facility to permit it to make such Change of Control Prepayment Offer.
          8.7. Merger, Consolidation and Sale of Property.
          (a) The Borrower shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Borrower) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of transactions, unless:
     (i) the Borrower shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Borrower) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for the Borrower hereunder shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
     (ii) the Surviving Person (if other than the Borrower) expressly assumes, in writing and in form reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by such Surviving Person, the due and punctual payment of the principal amount of the Loans, any accrued and unpaid interest thereon, and the due and punctual performance and observance of all the covenants and conditions of this Agreement to be performed by the Borrower;
     (iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of the Borrower, such property shall have been transferred as an entirety or virtually as an entirety to one Person;
     (iv) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this Section 8.7(a)(iv) and Sections 8.7(a)(v) and (a)(vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

     (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Borrower or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to Section 8.1(a); and
     (vi) the Surviving Person shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, certificate from an Officer and a legal opinion, each stating that such transaction and the assumption agreement provided pursuant to Section 8.7(a)(ii), if any, in respect thereto comply with this Section 8.7 and that all conditions precedent herein provided for relating to such transaction have been satisfied.
          (b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement, but the predecessor Borrower in the case of (i) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Borrower as an entirety or virtually as an entirety) of substantially all of the assets of the Borrower and its Restricted Subsidiaries, or (ii) a lease, shall not be released from any obligation to pay the principal amount of the Loan or any accrued and unpaid interest thereon.
          (c) Upon any consolidation or merger, or any transfer of all or substantially all of the assets of either the Borrower or any Restricted Subsidiary in accordance with this Section 8.7, the successor corporation formed by such consolidation or into which the Borrower or such Restricted Subsidiary is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Borrower or such Restricted Subsidiary under this Agreement with the same effect as if such successor corporation had been named as the Borrower or such Restricted Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement.
          8.8. Designation of Restricted and Unrestricted Subsidiaries.
          (a) The Board of Directors of the Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary if (x) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any property of, the Borrower or any other Restricted Subsidiary, and (y) the Borrower would be permitted under Section 8.2 to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $100,000,000, such Fair Market Value shall be determined by an Independent Financial Advisor. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.
          (b) Except as provided in Section 8.8(a), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under Section 8.2 and provided that the Borrower or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against the Borrower or any Restricted Subsidiary other than to obtain that pledged property.

          (c) The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Borrower could Incur at least $l.00 of additional Debt pursuant to Section 8.1(a) and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom. Any such designation or redesignation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a Board Resolution giving effect to such designation or redesignation and a certificate from an Officer that (x) certifies that such designation or redesignation complies with the provisions of this Section 8.8, and (y) gives the effective date of such designation or redesignation, such filing with the Administrative Agent to occur on or before the time financial statements are delivered to the Administrative Agent pursuant to Section 7.1 in respect of the fiscal quarter of the Borrower in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Borrower’s fiscal year, on or before the time financial statements in respect of such fiscal year are delivered to the Administrative Agent pursuant to Section 7.1).
          8.9. Lines of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or a Related Business.
          8.10. Restricted Subsidiary Guarantees. The Borrower shall not permit any Restricted Subsidiary to Incur any guarantee with respect to any RHD Existing Notes.
          8.11. Amendments to RHD Existing Notes Indentures. The Borrower shall not enter into any amendment, modification or waiver with respect to any RHD Existing Notes Indenture which is materially adverse to the Lenders.
SECTION 9.   EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower defaults in any payment of interest on the Loans when the same becomes due and payable and such default continues for a period of thirty (30) days; or
     (b) the Borrower defaults in the payment of the principal amount of the Loans when the same becomes due and payable at its stated maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; or
     (c) the Borrower fails to comply with Section 8.4, Section 8.6 or Section 8.7 or any other event occurs which constitutes an Event of Default under any other Loan Document; or
     (d) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (e) the Borrower fails to comply with any covenant or agreement in this Agreement (other than a failure that is the subject of paragraph (a), (b) or (c) above) and such failure continues for 60 days after written notice is given to the Borrower by the Administrative Agent; or

     (f) a default by the Borrower or any Restricted Subsidiary under any Debt of the Borrower or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $40,000,000, unless the Borrower is contesting such acceleration in good faith; or
     (g) (i) the Borrower, RHDI or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (v) commences a voluntary insolvency proceeding, (w) consents to the entry of an order for relief against it in an involuntary insolvency proceeding, (x) consents to the appointment of a Custodian of it or for any substantial part of its property, (y) makes a general assignment for the benefit of its creditors, or (z) takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or the Borrower other than as part of a credit reorganization, shall not constitute an Event of Default under this Section 9(g)(i); or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (w) is for relief against the Borrower, RHDI or any other Significant Subsidiary in an involuntary insolvency proceeding, (x) appoints a Custodian of the Borrower, RHDI or any other Significant Subsidiary or for any substantial part of its property, (y) orders the winding up or liquidation of the Borrower, RHDI or any other Significant Subsidiary, or (z) grants any similar relief under any foreign laws, and in each such case the order or decree remains unstayed and in effect for 90 days; or
     (h) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $40,000,000 at the time entered against the Borrower or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10.   THE ADMINISTRATIVE AGENT
          10.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          10.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
          10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          10.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this

Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          10.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Term Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 Business Days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a), Section 9(b) or Section 9(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          10.10. Securitizations. Each party hereto authorizes the Administrative Agent to enter into customary intercreditor agreements in connection with securitizations permitted under this Agreement.
          10.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
SECTION 11.   MISCELLANEOUS
          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii)

reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend or modify any provision of Section 11.6 to add any additional consent requirements necessary to effect any assignment or participation under such Section without the consent of the Supermajority Lenders; or (v) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	R.H. Donnelley Corporation 1001 Winstead Drive Cary, North Carolina 27513 Attention: General Counsel Telecopy: (919) 297-1518 Telephone: (919) 297-1114

The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin, 10th Floor Houston, Texas 77002 Attention: Rebecca Scott Telecopy: (713) 750-2938 Telephone: (713) 750-7920

with a copy to:

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Peter B. Thauer Telecopy: (212) 270-5127 Telephone: (212) 270-6289
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent;

provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Lead Arranger and their respective Affiliates for all reasonable out-of-pocket costs and expenses incurred in connection with the syndication, development, preparation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and Lead Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date), and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent and the Lead Arranger for all of its out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (c) to pay or reimburse each Lender, the Administrative Agent and the Lead Arranger for all costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and Lead Arranger, (d) to pay, indemnify, and hold each Lender, the Administrative Agent and the Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Administrative Agent and the Lead Arranger and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at the address set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except in compliance with Section 8.7, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or a Lender Affiliate.
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Lender Affiliates, if any;
               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only a single processing and recordation fee of $3,500 will be payable with respect to any multiple assignments by or to a Lender or a Lender Affiliate pursuant to clause (ii)(A) above that are simultaneously consummated pursuant to a single Assignment and Assumption); and
               (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
          For the purposes of this Section 11.6, the term “Lender Affiliate” has the following meaning:

          “Lender Affiliate” means, with respect to any Lender, (a) such Lender’s parent company and/or any affiliate of such Lender that is at least 50% owned by such Lender or its parent company and (b) an Approved Fund.
          “Approved Fund” means, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10 and 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this

Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).
          (d) Nothing in this Agreement or any other Loan Document shall prevent or prohibit any Lender from pledging its Loans and Promissory Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender that is a fund may pledge all or any portion of its Loans and Promissory Notes to its trustee, to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, or such other creditor as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not, in its capacity as such, institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          11.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13. Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) none of the Administrative Agent, the Lead Arranger or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          11.14. [Reserved]
          11.15. Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of their respective Affiliates, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 11.6(d) or to any direct or indirect counterparty to any Hedge Obligation or any securitization or derivative transaction (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, each Lender and its Affiliates shall have the right to (i) list the names and logos of the Borrower, as provided by the Borrower from time to time, and describe the transaction that is the subject to this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary “tombstone,” on their website.

          11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17. [Reserved].
          11.18. Termination. If the Loans have been paid in full in accordance with this Agreement, together with accrued interest thereon and all other amounts owing in respect thereof or otherwise payable hereunder, this Agreement shall terminate (except for those provisions of this Agreement that are stated to survive termination of this Agreement).
          11.19. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

R.H. DONNELLEY CORPORATION
By:	/s/ Jenny L. Apker
Name: Jenny L. Apker
Title: Vice President and Treasurer
Signature Page to the R.H. Donnelley Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

Signature Page to the R.H. Donnelley Corporation Credit Agreement